Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES PRELIMINARY UNAUDITED FULL YEAR 2022 FINANCIAL HIGHLIGHTS

Forecasting Strong Outlook for 2023

Conference Call Scheduled for Monday, February 6 at 9:00am ET

Newport Beach, CA – February 3, 2023 – American Vanguard Corporation (NYSE: AVD), today announced certain key preliminary and unaudited financial results for the full year ended December 31, 2022.

Eric Wintemute, Chairman and CEO of American Vanguard commented, “The growth trajectory that we had enjoyed for the first three quarters of 2022 was moderated by a shortfall in Q4 performance. The primary reason was a temporary supply chain shortage of one key raw material for our largest corn soil insecticide, Aztec®, resulting in consolidated net sales that were equal to those of Q4 2021. Having secured a supply of that raw material and in light of strong seasonal demand, the Company expects that the sales and gross profit from Aztec that we had anticipated in Q4 will shift forward into the first half of 2023. That said, we expect our full-year 2022 adjusted EBITDA1 to be between $73 - $75 million as compared to $80 million as previously announced, which will nevertheless amount to a 15-18% increase over the adjusted EBITDA recorded in 2021. Furthermore, based upon preliminary unaudited financial data, our full year performance for 2022 will exceed that of 2021 in all material respects.”

Mr. Wintemute continued, “As you may recall in our last earnings call, I mentioned that raw materials originating in countries impacted by pandemic restrictions were affecting the availability and price of key intermediate products. After having successfully managed through global supply chain disruption since the start of the pandemic, in Q4 we were unable to source a critical intermediate ingredient for Aztec from either our domestic or foreign source. Due to capacity constraints, our domestic supplier was not able to commence production mid-year (as planned) and was subsequently delayed for several months. Accordingly, we had positioned one of our China-based suppliers to meet our requirements; however, that supplier was serially affected by a COVID lockdown followed by a widespread wave of infection. Thus, we lost the anticipated sales and gross profit from Aztec during the fourth quarter. By contrast, we had sold a significant volume of that high-margin product in the same period of 2021.”

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Adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock compensation, and proxy contest activities. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Other companies (including the Company’s competitors) may define Adjusted EBITDA differently.

Mr. Wintemute added, “Both suppliers are now up and running. Further, we are now producing Aztec and will continue over the next 75 days as we look to fill the large book of orders that are in-hand in time for planting. As a leading supplier of corn soil insecticides, we are also working closely with our customers to address grower needs through the increased sale of other products in this portfolio, including Counter®, Force®, SmartChoice®, Index® and Xpedient®. In short, during the first half of 2023, we expect to largely recoup Aztec sales that we had anticipated in the final quarter of 2022; this, in turn, will further enhance our 2023 performance.”

Mr. Wintemute continued, “We otherwise are well positioned for greater growth and profitability in 2023. Our balance sheet is strong. In fact, even after the repurchase of $34 million of our common stock during 2022, our debt, net of cash, as of the end of 2022, improved to $31 million as compared to $36 million at the end of 2021. Further, we expect to benefit from strong demand, low inventory of our products in the distribution channel, improved supply chain for raw materials and lower freight costs.”

2022 FY Metrics	Target	Estimate
Revenue Growth	8-11%	~10%
Gross Profit Margin	38-40%	~40%
Opex as % of Sales	31-33%	~33%
Interest Expense	$3.7M	$3.9M
Tax Rate	Mid 20%	TBD
Debt-to-adj EBITDA	<1.0X	~0.7X
Adj EBITDA Increase	24-28%	15-18%
Net Income Increase	60-70%	TBD

Mr. Wintemute concluded, “In the final column of the accompanying table, we are providing updated full-year 2022 performance metrics to the extent that we can calculate them as of today, based upon preliminary, unaudited financial data. We will give a full account of our financial performance in our Form 10-K and, during our year-end conference call currently scheduled for March 13, 2023, will provide further detail on our 2023 outlook and multi-year performance targets.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the preliminary, unaudited financial results in this release at 9:00 am ET / 6:00 am PT on Monday, February 6, 2023. Interested parties may participate in the call by dialing 201-493-6744 – please dial in 10 minutes before the call is scheduled to begin and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac.com	Lcati@equityny.com

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